September 4th , 2017 Daniel RAMOS

Dear Daniel,

I am pleased to welcome you to Coty Inc. (“Coty”).

This letter serves to confirm the terms of your offer. Your place of employment will be the Coty US office located at Morris Plains, NJ, USA, provided, however, that within the normal course of your duties, you may be required to travel or relocate in accordance with business needs.

TITLE AND REPORTING	You will be appointed to the role of Chief Scientific Officer, reporting to the Chief Executive Officer.
EFFECTIVE DATE
You will commence employment in this role at a date on September 15th 2017 (the “Effective Date”).
We understand that you are subject to post-employment restrictions with your current employer that may impact when you can commence employment with Coty. Accordingly, your employment with Coty will not commence until either your current employer releases you from such restrictions or a court of law determines that you are able to do so.
You agree that during your employment with Coty you will not improperly use or disclose any confidential or proprietary information of any former employers or any other person to which you have an obligation of confidentiality.

ANNUAL BASE SALARY	You will receive an annual base salary of USD 535,000, payable in accordance with Coty’s payroll practices and applicable law.
EMPLOYEE BENEFITS
You will be eligible for enrolment in Coty’s benefits plans and programs in effect from time to time for employees generally, subject to the terms and conditions of such plans and programs. Further information regarding these plans and programs will be provided to you on the Effective Date. Coty reserves the right to amend, modify or terminate any of its employee benefit plans or programs at any time and for any reason.

ANNUAL BONUS
You will be eligible to participate in Coty’s Annual Performance Plan (the “APP”) with a target award of 60% of your annual base salary. The APP is designed to forge a powerful connection between your and the business’s performance and results, and your rewards. Through the APP, you can earn up to 360% of your target award based on business performance. On or around the Effective Date, you will receive further information regarding the APP. Your participation will be subject to the terms of the APP and contingent upon your entry into the attached restrictive covenant agreement. Your awards will be subject to discretionary review and approval of Coty’s Board of Directors. An APP brochure is attached for preview.

SIGN ON BONUS LONG TERM INCENTIVE PLAN
You will be eligible to receive a sign on Bonus of USD 250,000 gross in the first 3 months of your assignment (evidences of repayment to be provided). This amount could be increased by USD 750,000 for a total of USD 1 000,000 gross (evidences to be provided) Should you will decide to leave the Company in the first 3 years of your employment, you will have to reimburse the full net amount you benefit from the Company.

You will be eligible to participate in the Coty Equity & Long-Term Incentive Plan (the “ELTIP”) in accordance with its terms with an annual target grant of USD 600,000. All equity grants are subject to discretionary review and approval of Coty’s Board of Directors. An ELTIP brochure is attached for preview.

COTY OWNERSHIP PROGRAM
You will be invited to participate in the Coty ownership plan, the Elite program with an opportunity to invest up to 3 M US dollars. An ELITE brochure is attached for preview.
Further details will be made available on or after the Effective Date.

VACATION	You will accrue vacation days pursuant to Coty’s standard vacation policies for its employees as in effect from time to time.

RESTRICTIVE COVENANTS
You will be required, as a condition of employment or continued employment, to execute the attached restrictive covenant agreement, which sets forth a reciprocal notice period and obligations you may have with respect to confidentiality, non-competition and non-solicitation.

AT-WILL EMPLOYEE
While we hope that your employment with Coty will be mutually beneficial, please understand that, unless otherwise provided in a separate agreement signed by an authorized representative of Coty, your employment with Coty is “at will.” This means that Coty may change the terms and conditions of the employment relationship or terminate your employment, for any reason or no reason, at any time, and that you may leave Coty, for any reason or no reason, at any time; provided, however, that, if there is any restrictive covenant agreement applicable to your employment, you will need to abide by any notice period therein.

TERMINATION GOVERNING LAW
Either party may terminate this Agreement by six months written notice.
Should the Company terminate this Agreement without Cause, the Employee shall receive a severance amounting to twelve (12) months base salary.

This letter will be governed by the laws of NEW-YORK State; USA.  Any and all rights of any applicable works council or union will be observed, and Coty will comply with applicable law and works council and collective bargaining agreements associated with your Coty employment.

ASSIGNMENT ENTIRE AGREEMENT
You may not assign any of your rights or obligations under this letter. This letter will be binding upon and inure to the benefit of Coty’s successors and assigns. Without limiting the foregoing, to the extent permissible under applicable law, Coty may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which your employment relates.

This letter contains the entire understanding of you and Coty with respect to its subject matter, and supersedes and replaces all prior agreements and understandings, both written and oral, between you and Coty. You acknowledge and agree that no representations or promises concerning your employment with Coty have been made to you except as specifically set forth in this offer letter. Any amendment to this letter must be made in writing and signed by a duly authorized officer of Coty. You agree that your obligations and restrictions under this letter will continue in accordance with its terms, regardless of any change in your title, position or duties (unless otherwise agreed).

We look forward to receiving your acceptance of Coty’s offer by signature below by  Wednesday the 6th September 2017.

We hope you share our excitement during this transformational time. We look forward to working together in building a true global leader in beauty.

Should you have any questions, please let us know.

With regards,

Sebastien FROIDEFOND
Chief Human Resources Officer

Attachments:
APP Brochure
ELTIP Brochure and Plan Terms
ELITE brochure
Restrictive Covenant Agreement

Accepted and agreed: Daniel RAMOS

Sign: /s/ Daniel E. Ramos

Print Name: Daniel E. Ramos

Date: Sept 4 2017_____________________________